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                                                                   Exhibit 10.15

                          SIGMATRON INTERNATIONAL, INC.
                              AMENDED AND RESTATED
                    CHANGE-IN-CONTROL SEVERANCE PAYMENT PLAN

                                    ARTICLE I
                               PURPOSE OF THE PLAN

This Amended and Restated Change-in-Control Severance Payment Plan (the "Plan") has been established by SigmaTron International, Inc., a Delaware corporation (the "Corporation"), to provide for the payment of severance pay primarily to selected management and highly compensated employees whose employment with the Corporation terminates due to certain conditions created by a change in control of the Corporation.

                                   ARTICLE II
                                   ELIGIBILITY

2.1. EMPLOYEES COVERED BY PLAN. Only those employees of the Corporation listed on Exhibit A are participants in the Plan ("Participants"). No other employees are covered by this Plan, unless designated for coverage by the Board.

                                   ARTICLE III
                                   DEFINITIONS

3.1.  "BOARD" means the Board of Directors of the Corporation.

3.2.  "CAP" is defined in Section 5.6(a).

3.3. "CAUSE" in connection with the termination of a Participant's employment with the Corporation means: (i) conviction of a felony; (ii) gross negligence in the performance of the Participant's duties; (iii) deliberate material injury to the Corporation; or (iv) refusal after at least ten (10) days written notice from the Board to carry out directions of the Board, provided that performance in accordance with such directions does not constitute a change in the terms and conditions of the Participant's employment as described in Section 4.1. If the Corporation could have terminated a Participant's employment for Cause, but lacked actual knowledge of any act or omission described above at the time of termination, the termination will nevertheless be deemed for Cause upon the later discovery of such act or omission. A determination that a termination is for Cause, as defined above, will be effective only for the purpose of this Plan and will not be determinative with respect to any other contract or arrangement between the


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      Corporation and the Participant, unless the Board makes a specific determination to the contrary.

3.4. "CHANGE-IN-CONTROL" means a Change-in-Control of the Corporation. A Change-in-Control of the Corporation shall occur upon the happening of any one of the following:

      (a) THIRTY PERCENT VOTING SHARES. The acquisition by any entity, person, or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of the ownership of more than 30% in the aggregate of the outstanding capital stock of the Corporation entitled to vote for the election of directors; acquisitions by Cyrus Tang, a stockholder who is currently the beneficial owner of more than 30% of the capital stock of the Corporation, or any affiliate of Cyrus Tang, shall not constitute a Change-in-Control.

      (b) CHANGE IN MAJORITY OF DIRECTORS. As a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who are directors of the Corporation before the transaction shall cease to constitute a majority of the board or the board of directors of any successor to the Corporation;

      (c) MERGER, CONSOLIDATION OR SHARE EXCHANGE. The Corporation becomes a party to a merger, consolidation or share exchange in which either (i) the Corporation will not be the surviving corporation or (ii) the Corporation will be the surviving corporation and any outstanding shares of common stock of the Corporation will be converted into shares of any other company (other than a reincorporation or the establishment of a holding company involving no change of ownership of the Corporation) or other securities or cash or other property (excluding payments made solely for fractional shares); or

      (d) SALE OF ASSETS. All or substantially all of the assets and business of the Corporation are sold, transferred or assigned to, or otherwise acquired by, any other entity or entities.

In no event shall the distribution by the Corporation to its shareholders of stock in a subsidiary be deemed a Change-in-Control.

3.5.  "CODE" means the Internal Revenue Code of 1986, as amended.

3.6. "INVOLUNTARY TERMINATION OF EMPLOYMENT" means any termination of a Participant's employment with the Corporation unless the termination of employment is due to or is on account of:

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      (a) death;

      (b) resignation or retirement without the occurrence of one or more of the payment conditions described in Subsections (b), (c), (d), (e), (f) or (g) in Section 4.1 within sixty (60) days prior to the Participant's resignation or retirement date;

      (c) disability; or

      (d) Cause.

3.7.  "MINIMUM PAYMENT" is defined in Section 5.6(b).


                                   ARTICLE IV
                               PAYMENT CONDITIONS

4.1. CHANGE IN EMPLOYMENT TERMS AND CONDITIONS. Any Participant who, at any time within twenty-four (24) months immediately following the effective date of a Change-in-Control, sustains one or more of the following changes in the terms and conditions of their employment shall receive the Severance Payment described in Article V. The changes in the terms and conditions of employment causing a Severance Payment are:

      (a) Involuntary Termination of Employment;

      (b) reduction in salary or material reduction in the Participant's fringe benefits to which Participant is entitled, including a reduction in the number of paid vacation days in any year, unless such reduction in benefits is nondiscriminatory and the resulting level of benefits is consistent with that available to employees with similar authority and length of service, which as to a Participant shall include service with the Corporation before a Change-in-Control;

      (c) reduction in eligibility to participate in employee benefit plans or reduction in eligibility to participate in other compensation plans, including but not limited to, incentive bonus plans or stock option plans, unless such reduction in eligibility is non-discriminatory and the resulting level of eligibility is consistent with that available to employees with similar authority and length of service, which as to Participant shall include service with the Corporation before a Change-in-Control;

      (d) reduction in job responsibility and/or authority or the assignment of duties of a non-executive nature or for which the Participant is not reasonably equipped by his/her skills and experience;

      (e) request to relocate the Participant's principal business office or residence by

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      more than fifty (50) miles or assignment of duties that would reasonably require such relocation;

      (f) assignment of duties to the Participant which would reasonably require him/her to spend significantly more normal working days away from his/her principal business office or residence during any consecutive twelve-month period than such Participant was so required to spend on average during the three (3) consecutive twelve-month periods immediately preceding the date of a Change-in-Control; or

      (g) failure to provide office facilities, secretarial services, and other administrative services to the Participant which are substantially equivalent to the facilities and services provided to the Participant on the date of the Change-in-Control.

4.2. TERMINATION OF EMPLOYMENT. Notwithstanding Section 4.1, a Participant who sustains one or more of the changes described in Section 4.1 (b), (c),
      (d), (e), (f) and (g) above must terminate his/her employment by written notice to the Corporation within seven (7) days after the change in employment terms and conditions in order to receive a Severance Payment. Each Change-in-Control will renew a Participant's right to terminate employment and receive a Severance Payment. In no event shall a Participant be entitled to more than one Severance Payment under this Plan.

                                    ARTICLE V
                                SEVERANCE PAYMENT

5.1.  SEVERANCE PAY. A Participant who satisfies the payment conditions under
      Article IV will receive a Severance Payment equal to that amount set forth opposite such Participant's name on Exhibit A hereto, subject to adjustments as otherwise provided in this Article V.

5.2.  GOLDEN PARACHUTE RESTRICTION.

      (a) REDUCTION FOR "PARACHUTE PAYMENT." Notwithstanding anything above in this Article V, if the Participant is a "disqualified individual" (as defined in Code Section 280G(c)), and the Severance Payment provided for in this Article, together with any other payments which the Participant has the right to receive from the Corporation (or its affiliates and subsidiaries), would constitute a "parachute payment" (as defined in Code
      Section 280G(b)(2)), the Severance Payment shall be reduced. The reduction shall be in an amount so that the present value of the total amount received by the Participant from the Corporation or its affiliates and subsidiaries will be one dollar ($1.00) less than three (3) times the Participant's base amount (as defined in Code Section 280G) and so that no portion of the

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      amounts received by the Participant shall be subject to the excise tax imposed by Code Section 4999.


      (b) REPAYMENT OF EXCESS AMOUNT. If through error or otherwise a Participant should receive payments under this Plan, together with other payments the Participant has the right to receive from the Corporation on account of a change in control as defined in Code Section 280G, excluding any qualified retirement plan payments, in excess of one dollar ($1.00) less than three times his/her base amount, the Participant shall immediately repay the excess to the Corporation upon notification that an overpayment has been made.

5.3. UNFUNDED PLAN. Payments under this Plan shall be made from the general funds of the Corporation. Nothing contained in this Plan shall give a Participant any right, title or interest in any property of the Corporation.

5.4. MODIFICATION OR WAIVER. A Participant's rights under the Plan may be waived or modified by the written agreement of the affected Participant and the Corporation. Nothing herein will prohibit a divergence between the terms and conditions of a waiver or modification agreed to by any one Participant and the terms and conditions agreed to by any other Participant.

5.5. LONGEVITY. To the extent the Participant has been a Participant in the Plan for less than thirty-six (36) months at the time of the Change-in-Control, the Participant's Severance Payment shall be reduced by multiplying the Severance Payment by a fraction, the numerator of which is represented by the number of full months the Participant has been a Participant in the Plan and the denominator is 36. For example, if a Change-in-Control occurs during the 31st month after a Participant has been selected as such by the Board and the Participant timely exercises his right to receive the Severance Payment, the Participant's Severance Payment shall be the amount resulting from multiplying the Severance Payment by 30/36.

5.6.  CAP.

      (a) In the event the employment of one or more Participants is terminated voluntarily or involuntarily within seven (7) days after a Change-in-Control, the aggregate amount of Severance Payments paid to all such Participants relating to that Change-in-Control shall not exceed 15% of the market value of all of the Corporation's capital stock on the date of the Change-in-Control (the "Cap"). The market value shall, for publicly traded securities, be the mean average price of the security for the ten-day period immediately preceding the Change-in-Control determined for each of the said ten days by the average of the highest and lowest trades on that day times the total number of issued and outstanding shares.

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      (b)   The amount of each of the Severance Payments subject to the Cap shall be calculated as follows:

            (i) If the Cap equals or exceeds $100,000 times the number of Participants sharing in the Severance Payments subject to the Cap, each Participant shall receive a minimum payment of $100,000 (the "Minimum Payment"). In addition, each Participant shall receive his/her pro rata share of the amount of the Cap exceeding the aggregate of the Minimum Payments, determined by multiplying the excess amount by a fraction, the numerator of which is the number of full months of employment of that Participant and the denominator is the sum of the full months of employment of all such Participants. If the resulting sum with respect to any Participant is greater than the Severance Payment for that Participant without regard to the Cap, the Severance Payment of that Participant shall not be increased above the amount provided by Exhibit A. The amount in excess of the Severance Payment generated by the formula of this Subsection for that Participant shall be distributed among the Participants whose Severance Payment is decreased by this Subsection pro rata by multiplying the excess amount by a fraction, the numerator of which is the number of full months of employment of each such Participant and the denominator of which is the sum of the full months of employment of all such Participants. This calculation shall be repeated as often as necessary to allow a distribution of the Cap prorated as described above so that no Participant receives greater than the Severance Payment to which that Participant is entitled under Exhibit A.

            (ii) If the Cap is less than $100,000 times the number of Participants sharing in the Severance Payments, the Severance Payment to each such Participant shall be the Cap divided by the number of such Participants.

            (iii) An example of the allocations described in this Subsection is set forth as Exhibit B, assuming hypothetically that the Cap equals $2,100,000.

                                   ARTICLE VI
                                  PAYMENT TERMS

6.1. FORM. Severance Payments shall be made in a single lump sum within fourteen (14) days after the date of the Participant's termination of employment.

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6.2.  LATE CHARGE AND INTEREST. In the event a Severance Payment or any portion thereof is not paid within fourteen (14) days after the later of the date provided for payment in Section 6.1 or the Participant's written request for payment under this Plan, and the payment remains unmade for five (5) days after written notice of such non-payment is given to the Corporation, the Corporation shall pay the affected Participant an additional twenty-five percent (25%) of the delinquent amount. In addition, the Corporation shall pay the affected Participant interest at a rate of twelve percent (12%) per annum in relation to the delinquent amount which interest shall accrue from the date provided for payment in Section 6.1 until such delinquent amount is paid.

                                   ARTICLE VII
                            AMENDMENT AND TERMINATION

7.1. BEFORE CHANGE-IN-CONTROL. This Plan may be amended from time to time or terminated by action of the Board. This Plan will also automatically terminate if the Company (1) is legally dissolved, (2) makes a general assignment for the benefit of its creditors or (3) files for protection under the United States Bankruptcy Code.

7.2. UPON OR AFTER CHANGE-IN-CONTROL. Notwithstanding the foregoing, the Plan may not be amended or discontinued by the Corporation or the Board in conjunction with or after the effective date of a Change-in-Control.

                                  ARTICLE VIII
                                   ARBITRATION

8.1. Except as otherwise provided herein, any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in accordance with such rules as may be agreed upon by the Corporation and Participant, or, failing agreement, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") as such rules may be modified herein.

8.2. An award rendered in connection with an arbitration pursuant to this Section shall be final and binding, and judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

8.3. The Forum for arbitration under this Section shall be Chicago, Illinois and the governing law for such arbitration shall be the laws of the State of Illinois.

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8.4.  Arbitration under this Section shall be conducted by a single arbitrator selected jointly by the Corporation and Participant. If within thirty (30) days after a demand for arbitration is made, the Corporation and Participant are unable to agree on a single arbitrator, three arbitrators shall be appointed. The Corporation and Participant shall each select one arbitrator and those two arbitrators shall then select within thirty (30) days a third neutral arbitrator. In connection with the selection of a single arbitrator or the third arbitrator, consideration shall be given to familiarity with the electronics manufacturing services industry and related products and experience in dispute resolution between parties, as a judge or otherwise. If the arbitrators selected by the Corporation and Participant cannot agree on a third arbitrator, they shall discuss the qualifications of such third arbitrator with the AAA prior to selection of such arbitrator, which selection shall be in accordance with the Commercial Arbitration Rules of AAA.

8.5. If an arbitrator cannot continue to serve, a successor to an arbitrator selected by the Corporation and Participant shall be also selected by the same party, and a successor to a neutral arbitrator shall be selected as specified in subsection 8.4 of this Section. A full rehearing will be held only if the neutral arbitrator is unable to continue to serve or if the remaining arbitrators unanimously agree that such a rehearing is appropriate.

8.6. The arbitrator or arbitrators shall be guided, but not bound, by the Federal Rules of Evidence and by the procedural rules, including discovery provisions, of the Federal Rules of Civil Procedure. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration.

8.7. The parties shall each be responsible for their own costs and expenses, except for the fees and expenses of the arbitrators, which shall be shared equally by the Corporation and Participant. Notwithstanding the above, the Corporation shall pay the arbitration expenses, including reasonable attorneys' fees, incurred by any Participant in arbitration hereunder in which such Participant successfully seeks to enforce his/her rights under the Plan.

                                   ARTICLE IX
                                  MISCELLANEOUS

9.1. NO GUARANTEES. Nothing in this Plan will give Participants a separate right to continued employment, compensation level or position with the Corporation.

9.2. APPLICABLE LAW. To the extent not preempted by federal law, this Plan will be construed in accordance with the laws (other than the conflict of laws provisions) of the State of Illinois.

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9.3.  PARTICIPANT ASSIGNMENT. No interest of any Participant under this Plan, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Participant including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

9.4. SEVERABILITY. In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

9.5. SUCCESSORS. The Plan shall be binding upon and inure to the benefit of the Corporation, the Participants and their respective heirs, representatives and successors.

9.6. NOTICE. Notices under this Plan shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other party by written notice:

      If to the Corporation:

      SigmaTron International, Inc.
      2201 Landmeier Road
      Elk Grove Village, IL  60007
      Attention:  President

      If to a Participant:

      The address last indicated on the records of the Corporation.

      IN WITNESS WHEREOF, the Corporation has adopted this Amended and Restated Change-in-Control Severance Payment Plan as of this 30th day of May, 2002.

                                              SigmaTron International, Inc.

Attest:                                       By: /s/ Gary R. Fairhead
                                                  ------------------------------
                                              Its: President

By: /s/ Linda K. Blake
    -------------------------------
Secretary

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